Exhibit (h)(2)

FIRST AMENDMENT TO THE
FUND SERVICING AGREEMENT

THIS FIRST AMENDMENT effective as of the last date on the signature block (the “Effective Date”), to the Fund Servicing Agreement dated as of December 8, 2025, (the “Agreement”), is entered into by and between VEGASHARES ETF TRUST, a Delaware statutory trust (the “Trust”) and U.S. BANCORP FUND SERVICES, LLC (d/b/a U.S. BANK GLOBAL FUND SERVICES), a Wisconsin limited liability company (“USBGFS”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the Agreement to update Exhibit A to add the following funds:

•	VegaShares SPX NDX RTY Premium Income ETF
•	VegaShares US Equity Autocallable Income ETF

WHEREAS, Section 14(f) of the Agreement allows for its amendment by a written instrument executed by both parties and authorized or approved by the Trust’s Board.

NOW, THEREFORE, the parties agree as follows:

Exhibit A of the Agreement is hereby superseded and replaced in its entirety with Exhibit A attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date last written below.

VEGASHARES ETF TRUST		U.S. BANCORP FUND SERVICES, LLC

By:	/s/ Adam Stempel	By:	/s/ Gregory Farley
Name:	Adam Stempel	Name:	Gregory Farley
Title:	President	Title:	Senior Vice President
Date:	2/12/2026	Date:	2/13/2026

EXHIBIT A

Funds

VegaShares Buy Now, Pay Later ETF

VegaShares SPX NDX RTY Premium Income ETF

VegaShares US Equity Autocallable Income ETF